Exhibit 99.04
Southern Company
Analysis of Consolidated Earnings
(In Millions of Dollars)

	3 Months Ended March
	2008	2007	Change
Income Account-
Retail Revenue-
Fuel	$ 1,203	$ 1,093	$ 110
Non-Fuel	1,803	1,651	152
Wholesale Revenue	514	481	33
Other Electric Revenues	130	121	9
Non-regulated Operating Revenues	33	63	(30)
Total Revenues	3,683	3,409	274
Fuel and Purchased Power	1,545	1,381	164
Non-fuel O & M	897	848	49
Depreciation and Amortization	344	306	38
Taxes Other Than Income Taxes	189	183	6
Total Operating Expenses	2,975	2,718	257
Operating Income	708	691	17
Other Income, net	62	32	30
Interest Charges and Dividends	233	228	5
Income Taxes	178	156	22
NET INCOME (See Notes)	$ 359	$ 339	$ 20

Notes
- Certain prior year data has been reclassified to conform with current year presentation.
- Information contained in this report is subject to audit and adjustments. Certain classifications may be different from final results published in the Form 10-Q.